QuickLinks -- Click here to rapidly navigate through this document
Filed Under Rule 424(b)(3) Registration File No. 333-59601-99 and 33-57658
PRICING SUPPLEMENT NO. 3 Dated June 9, 2003 to Prospectus Supplement dated May 21, 2003

CONSTELLATION ENERGY GROUP, INC
Common Stock
Continuous Offering Program

        This Pricing Supplement describes our issuance of shares of stock through Citigroup Global Markets Inc., as agent.

Reporting Period:	June 2—June 6, 2003
Total Number of Shares:	250,000
Gross Proceeds:	$8,476,644.00
Agent Commission:	$12,500.00
Other Charges:	$397.09
Net Proceeds to Company:	$8,463,746.91
Shares Registered	3,731,000
Shares Remaining to be Issued after above issuances	1,065,400

QuickLinks

CONSTELLATION ENERGY GROUP, INC Common Stock Continuous Offering Program